Exhibit 10.8

AMENDMENT NO. 1 TO THE

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS AGREEMENTS

OF

RED RIVER BANK

RECITALS

A.

Red River Bank, a Louisiana banking corporation (the “Bank”), entered into that certain Supplemental Executive Retirement Benefits Agreement (the “Agreement”) with R. Blake Chatelain (“Executive”), effective October 1, 2004.

B.	The Agreement authorizes the Bank to make changes needed to comply with Section 409A of the Code.

NOW, THEREFORE, the Agreement is hereby amended pursuant to this Amendment No. 1 to the Agreement (the “Amendment”), effective January 1, 2005.

1.Section 2(c) of each Agreement is hereby amended by deleting the existing Section 2(c) in its entirety and substituting the following Section 2(c) in its place:

“(c)Disability.  If Executive becomes Substantially Disabled (as hereinafter defined), Bank shall pay to Executive the Limited Benefit annually, payable monthly beginning on the first business day of the calendar month that is thirty (30) days after Substantial Disability is determined.  For purposes of this Agreement, the term “Substantial Disability” shall mean that Executive, as a result of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is either (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Bank.  The determination of whether Executive is “Substantially Disabled” under the foregoing standard shall be made by a licensed physician selected by Bank.  Notwithstanding the foregoing, Executive will be deemed to be Substantially Disabled if Executive is determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program maintained by Bank, provided that the definition of disability applied under such disability insurance program complies with the foregoing requirements.”

2.Section 2 of the Agreement is hereby amended by adding the following new Section 2(g):

“(g)Termination of Agreement.  Upon termination of this Agreement pursuant to Section 12(l) of this Agreement before the Full Benefits Date, Bank shall pay to Executive the Limited Benefit (as set forth on Exhibit A corresponding to the year in which the Agreement is terminated).  Upon termination of this Agreement pursuant to Section 12(l) of this Agreement after the Full Benefits Date, Bank shall pay to Executive the Full Benefit.  The benefit under this Section 2(g) shall be payable in monthly installments beginning on the Full Benefits Date, and thereafter on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Full Benefits Date.”

3.Section 2 of the Agreement is hereby amended by adding the following new Section 2(h):

“(h)Payments to Specified Employees.  If the Executive is considered a ‘Specified Employee’ within the meaning of Treasury Regulation section 1.409A‑1(i) at the time the Executive becomes entitled to a benefit under Section 2(a), 2(b) or 2(c) or Section 6 of this Agreement, payment of the benefit due under Section 2(a), 2(b) or 2(c) or Section 6 will commence no earlier than the first day of the seventh (7th) month following the Executive’s termination of employment with Bank.”

4.Section 12(l) of the Agreement is hereby amended by deleting the existing Section 12(l) in its entirety and substituting the following Section 12(l) in its place:

“(l)Amendment and Termination.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties; provided, however, that Bank shall have the right to unilaterally amend this Agreement to the extent necessary to obtain favorable tax treatment under Section 409A of the Internal Revenue Code of 1986, as amended.  No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

Bank may terminate this Agreement in its entirety at any time by written notice to the Executive, provided that such termination and the payment of any benefit upon such termination complies with the requirements of Code section 409A and the regulations and guidance issued thereunder.  Upon termination of the Agreement, benefits will be paid in accordance with Section 2 of the Agreement.  Notwithstanding the foregoing, Bank may accelerate the payment of any benefit under this Agreement in the event of termination of the Agreement, provided that termination of the Agreement and payment of benefits in connection therewith complies with the requirements of Treasury Regulation sections 1.409A‑(j)(4)(ix)(A), (B) and (C), permitting acceleration of the time of payment in connection with plan terminations.  If Bank accelerates the timing of payment under this Section 12(l), Bank shall pay the Executive the then present value of the payments due to the Executive under Section 2 of the Agreement.  In such case, the present value of the Executive’s benefit shall be determined using the interest rate published by the Pension Benefit Guaranty Corporation for private sector payments of immediate annuities under PBGC Reg. § 4022.7(e)(2) or any successor provision applicable to the month in which payment will be made.  No discount shall be made for mortality.”

IN WITNESS WHEREOF, the Bank has executed this Amendment on the 30th day of December, 2008, to be effective as of the date written above.

BANK:

By:	/s/ Andrew B. Cutrer
Its:	Vice President

AGREEMENT AND ACKNOWLEDGMENT:

By signing below, the Executive hereby agrees to the provisions of this Amendment No. 1 to the Supplemental Executive Retirement Benefits Agreement and acknowledges that the Supplemental Executive Retirement Benefits Agreement to which he is a party is amended in accordance with the foregoing, effective January 1, 2005.

EXECUTIVE:

/s/ R. Blake Chatelain
R. Blake Chatelain